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  U.S. SECURITIES AND EXCHANGE COMMISSION          OMB APPROVAL
            Washington, DC 20549                   OMB Number:.........3235-0287
                                                   Expires: ... January 31, 2005
                   FORM 4                          Estimated average burden
                                                   hours per response:       0.5
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

  Cherkasky                         Michael                G.
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   (Last)                           (First)             (Middle)

                                 c/o Kroll Inc.
                                900 Third Avenue
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                                    (Street)

 New York,                         New York              10022
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                               Kroll Inc. ("KROL")

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

                                September 9, 2002

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5.   If Amendment, Date of Original (Month/Year)

                                      n/a
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


                     President and Chief Executive Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                   2.                                                                                     Deriv-    of
                   Conver-                    5.                               7.                         ative     Deriv-   11.
                   sion                       Number of                        Title and Amount           Secur-    ative    Nature
                   or                         Derivative     6.                of Underlying     8.       ities     Secur-   of
                   Exer-             4.       Securities     Date              Securities        Price    Bene-     ity:     In-
                   cise     3.       Trans-   Acquired (A)   Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   action   or Disposed    Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Code     of(D)          (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     (Instr.  (Instr. 3,     ----------------            or      Secur-   of        direct   Owner-
Derivative         ative    (Month/  8)       4 and 5)       Date     Expira-            Number  ity      Month     (I)      ship
Security           Secur-   Day/     ------   ------------   Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    Code V    (A)    (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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Stock Option       $18.37   9/5/02    A        55,000        (1)      9/5/12   Common    55,000           55,000       D
(right to                                                                      Stock
buy)
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

      (1) The options will become exercisable as follows: 18,330 on 9/5/03; 9,168 on 3/5/04; 9,168 on 9/5/04; 9,167 on 3/5/05 and 9,167 on 9/5/05.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Michael G. Cherkasky                                    September 9, 2002
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      **Michael G. Cherkasky                                      Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.